Exhibit 10.1
THE ANDERSONS, INC.
2019 LONG-TERM INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Upon execution by the individual listed below (“Participant”) of this Restricted Stock Unit Grant Notice (the “Grant Notice”), The Andersons, Inc., a Ohio corporation, (the “Company”), hereby grants to Participant the number of Restricted Stock Units set forth below (the “RSUs”) pursuant to the Company’s 2019 Long-Term Incentive Compensation Plan (the “Plan”). Participant acknowledges and agrees that the RSUs are subject to the Terms and Conditions attached hereto as Exhibit A (the “Terms and Conditions”) and the provisions of the Plan. Any terms not defined in this Grant Notice shall have the meanings ascribed in the Plan and the Terms and Conditions.

Participant:	#ParticipantName#
Grant Date:	#GrantDate#
Total Number of RSUs:	#QuantityGranted#
Purchase Price:	$0.00
Vesting Schedule:	Subject to the Terms and Conditions, one third of the RSUs shall vest over the next three years per the vesting schedule below, provided Participant has not had a Termination prior to such date. #VestingDateandQuantity#

By his or her signature and the Company’s signature below, Participant agrees to be bound by the provisions of the Plan, the Terms and Conditions, and this Grant Notice. Participant has reviewed the Plan, the Terms and Conditions and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Terms and Conditions, and this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Terms and Conditions, and this Grant Notice. Participant hereby acknowledges receipt of a copy of the Plan and the Terms and Conditions and that Participant has read the Plan, the Terms and Conditions and this Grant Notice carefully and fully understands their contents.

THE ANDERSONS, INC.: Holder:		PARTICIPANT:
By:		Name:	#Signature#
Name:	Teresa M. Scott	Date:	#AcceptanceDate#
Title:	Director, Corporate Human Resources
Address:	1947 Briarfield Blvd.
Maumee, Ohio 43537

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EXHIBIT A
TO RESTRICTED STOCK UNIT GRANT NOTICE
TERMS AND CONDITIONS TO THE RESTRICTED STOCK UNIT
PURSUANT TO THE
THE ANDERSONS, INC. 2019 LONG-TERM INCENTIVE COMPENSATION PLAN
Pursuant to The Andersons, Inc. 2019 Long-Term Incentive Compensation Plan, as amended from time to time (the “Plan”) and the Restricted Stock Unit Grant Notice (the “Grant Notice”), “Participant,” as identified in the Grant Notice, has been granted that number of Restricted Stock Units set forth in the Grant Notice (the “RSUs”). By execution of the Grant Notice, Participant has acknowledged and agreed that the RSUs are subject to the terms and conditions set forth herein (the “Terms”).
WHEREAS, it has been determined that it would be in the best interests of the Company to grant the RSUs to Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. The Terms are subject in all respects to the provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Terms provided herein), all of which provisions are made a part of and incorporated herein as if they were each expressly set forth herein. Any capitalized term not defined herein shall have the same meaning as is ascribed thereto in the Plan. In the event of any conflict between these Terms, the Plan or the Grant Notice, the Plan shall control.
2.Grant of Restricted Stock Units. The Company grants to Participant, as of the Grant Date specified in the Grant Notice, the number of RSUs specified in the Grant Notice. Each RSU represents the right to receive one (1) share of Common Stock on the date it vests. Unless and until the RSUs will have vested, Participant will have no right to payment of any such RSU. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any RSUs that vest will be paid to Participant in shares of Common Stock, subject to Participant satisfying any applicable tax withholding obligations. RSUs shall be paid in shares of Common Stock as soon as practicable after vesting (but in no event later than two and a half (2 ½) months following the end of the year in which vesting occurs). Except as otherwise provided by the Plan, Participant agrees and understands that nothing contained in these Terms provides, or is intended to provide, Participant with any protection against potential future dilution of Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or these Terms. Subject to Section 4 hereof, Participant shall not have the rights of a stockholder in respect of the shares underlying this Award until unrestricted shares are delivered to Participant.

3.Vesting.
(a)General. Subject to Article XI of the Plan, the RSUs shall become vested as described in the Grant Notice. There shall be no proportionate or partial vesting during the period prior to the vesting date and all vesting shall occur only on the vesting date set forth in the Grant Notice, subject to Participant’s continued service with the Company on the applicable vesting date.
(b)Certain Terminations Prior to Vesting
. Unless otherwise provided in the Grant Notice, Participant’s right to vest in any of the RSUs shall terminate in full and be immediately forfeited upon Participant’s Termination for any reason.
4.Dividends and Other Distributions. If any dividends or other distributions are paid with respect to the Common Stock of the Company while Participant holds the RSUs and prior to the time that the RSUs become vested in accordance with the Grant Notice, Participant shall be entitled to receive such dividends and other distributions attributable to the shares of Common Stock underlying the RSUs in the form of additional shares of Common Stock upon settlement; provided that, the right to receive any such additional shares of Common Stock with respect to dividends or other distributions will be subject to the same vesting requirements and settlement terms as the underlying RSUs. The amount of such additional shares of Common Stock will be determined by multiplying (i) the total amount of dividends actually paid on a share of Common Stock prior to the date that the RSUs become vested in accordance with Grant Notice, by (ii) the number of RSUs that become vested in accordance with the terms of the Grant Notice, and then dividing such total by the Fair Market Value of the Common Stock on the last trading day prior to the applicable vesting date, as determined by the Committee.
5.Non-Transferability. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the RSUs, or the levy of any execution, attachment or similar legal process upon the RSUs prior to the vesting date or contrary to the terms and provisions of the Plan, shall be null and void and without legal force or effect.
6.Governing Law. All questions concerning the construction, validity and interpretation of these Terms and the Grant Notice shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to the choice of law principles thereof.
7.Entire Agreement; Amendment. These Terms, together with the Grant Notice and the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend these Terms from time to time in accordance with and as provided in the Plan. These Terms may also be modified or amended by a writing signed by both the Company and Participant. The Company shall give written notice to Participant of any such modification or amendment of these Terms as soon as practicable after the adoption thereof.
8.Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the

General Counsel, the Director of Corporate Human Resources, or any other administrative agent designated by the Committee. Any notice hereunder by the Company shall be given to Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as Participant may have on file with the Company.
9.Acceptance. Participant may forfeit the RSUs if Participant does not execute the Grant Notice (which, for the avoidance of doubt, accepts and acknowledges these Terms) within a period of 30 days from the date that Participant receives the Grant Notice (or such earlier period as the Committee shall provide).
10.Transfer of Personal Data. Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under the Grant Notice for legitimate business purposes. This authorization and consent is freely given by Participant.
11.Compliance with Laws. The issuance of the RSUs or unrestricted shares pursuant to the Grant Notice shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any of the shares pursuant to the Grant Notice and these Terms if any such issuance would violate any such requirements. As a condition to settlement of the RSUs, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
12.Section 409A. The Grant Notice and these Terms and the grant of Awards thereunder are intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided pursuant to the Grant Notice and these Terms comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code..
13.Binding Agreement; Assignment. These Terms shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Participant shall not assign (except in accordance with the Plan) any part of the Grant Notice or these Terms without the prior express written consent of the Company.
14.Headings. The titles and headings of the various sections of these Terms have been inserted for convenience of reference only and shall not be deemed to be a part of these Terms or the Grant Notice.
15.Counterparts. The Grant Notice and these Terms may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
16.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of the Grant Notice, these Terms and the Plan and the consummation of the transactions contemplated thereunder.

17.Severability. The invalidity or unenforceability of any provisions of these Terms in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of the Terms in such jurisdiction or the validity, legality or enforceability of any provision of these Terms in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
18.Acquired Rights. Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time subject to the limitations contained in the Plan or these Terms; (b) the grant of RSUs made under the Grant Notice is completely independent of any other award or grant and is made at the sole discretion of the Company; and (c) no past grants or awards (including, without limitation, the RSUs granted under the Grant Notice) give Participant any right to any grants or awards in the future whatsoever.